Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%

Himax Technologies Korea Ltd.	South Korea	100.0%

Himax Semiconductor, Inc.	ROC	100.0%

Himax Technologies (Samoa), Inc.	Samoa	100.0	%(1)

Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0	%(2)

Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0	%(2)

Himax Display, Inc.	ROC	76.7	%(1)

Integrated Microdisplays Limited	Hong Kong	76.7	%(3)

Himax Display (USA) Inc.	Delaware, USA	76.7	%(3)

Himax Analogic, Inc.	ROC	83.2	%(1)

Himax Imaging, Inc.	Cayman Islands	100.0%

Himax Imaging, Ltd.	ROC	88.1	%(4)

Himax Imaging Corp.	California, USA	88.1	%(5)

Argo Limited	Cayman Islands	100.0%

Tellus Limited	Cayman Islands	100.0	%(6)

Himax Media Solutions, Inc.	ROC	92.4	%(7)

Harvest Investment Limited	ROC	100.0	%(1)

Himax Technologies Japan Ltd.	Japan	100.0%

Himax Semiconductor (Hong Kong) Limited	Hong Kong	100.0%

(1) Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2) Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3) Indirectly, through our 76.7% ownership of Himax Display, Inc.

(4) Indirectly, as to 80.5% through our 100.0% ownership of Himax Imaging, Inc. and as to 7.6% through our 100.0% ownership of Himax Technologies Limited.

(5) Indirectly, through our 88.1% ownership of Himax Imaging, Ltd.

(6) Indirectly, through our 100.0% ownership of Argo Limited.

(7) Directly, as to 22.0%, and indirectly, as to 70.4% through our 100.0% ownership of Himax Technologies Limited.